Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated May 21, 2010, relating to the consolidated financial statements of Flextronics International Ltd. and subsidiaries (which report included an explanatory paragraph regarding the adoption of a new accounting standard) and the effectiveness of Flextronics International Ltd. and subsidiaries’ internal control over financial reporting appearing in the Annual Report on Form 10-K of Flextronics International Ltd. for the year ended March 31, 2010.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
November 19, 2010